EXHIBIT 99.03

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212-823-2687 Jonathan.Freedman@alliancebernstein.com

ALLIANCEBERNSTEIN L.P. EXTENDS EMPLOYMENT CONTRACT
OF CHAIRMAN & CEO PETER S. KRAUS FOR AN ADDITIONAL FIVE YEARS

New contractual terms commence in January 2014 and continue through January 2019

Terms remain substantially the same as Mr. Kraus’ existing five-year agreement signed in December 2008

New York, N.Y. June 21, 2012.  AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that Peter S. Kraus, Chairman and Chief Executive Officer, and AllianceBernstein have agreed to extend the contractual term of his employment for an additional five years, commencing on January 2014, when his existing contract expires, through January 2019. Mr. Kraus was named Chairman and CEO in December 2008.

“We are extremely pleased that Peter has agreed now to continue providing his strong and essential leadership to the Company for years to come,” said Pete Smith, an independent member of the AllianceBernstein Board of Directors Compensation Committee who led the renewal process and discussions. “The Board believes that Peter has been very effective at guiding AllianceBernstein through a period of unprecedented challenges since the Financial Crisis. This contract extension ensures he can continue to implement his vision to reposition our firm for a future of sustainable growth, in a way that is in the best long-term interests of our Unitholders.”

“We’ve made great progress over the past three and a half years in building the firm of the future and our momentum is growing, but there is still much to do,” said Mr. Kraus. “I am grateful to the Board for their confidence in me; and even more so to the incredibly talented and hardworking people of AllianceBernstein, who continue to be the most critical factor in successfully executing our turnaround.”

The terms of Mr. Kraus’ new five-year agreement are substantially the same as those of the existing agreement signed in December 2008. Mr. Kraus will receive a one-time grant of 2,722,052 AllianceBernstein Holding L.P. Units, which will vest ratably over the new five-year agreement term, but with all of the Units being delivered after the final vesting in December 2018. Under the new agreement, Mr. Kraus’ annual salary remains at $275,000. The contract does not provide for any cash bonus for Mr. Kraus.

The new agreement terms are structured to ensure that Mr. Kraus’ compensation incentives are aligned with the long-term interests of AllianceBernstein and its Unitholders. Most of Mr. Kraus’ compensation is paid as equity Units, which vest over the five-year agreement term and are delivered at the end of the agreement. The Board believes that Mr. Kraus’ new package is competitive in light of current market benchmarks and conditions; however, its ultimate value and overall competitiveness in relation to market benchmarks will depend significantly on future growth in AllianceBernstein’s Unit value and distributions.

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About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2012, AllianceBernstein Holding L.P. (NYSE: AB) owned approximately 37.9% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.5% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our internet site www.alliancebernstein.com.

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